Exhibit 99.1

Myomo Reports Record Third Quarter Financial and Operating Results

$9.2 million in revenue, raises full-year revenue guidance

225 MyoPro® authorizations and orders with 316 patients in backlog at quarter end

645 additions to the pipeline result in 1,263 patients in the pipeline as of September 30, 2024

BOSTON (November 6, 2024) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three and nine months ended September 30, 2024.

Financial and operating highlights for the third quarter of 2024 include the following (all comparisons are with the third quarter of 2023 unless otherwise indicated):

•
Product and total revenue was a record $9.2 million, up 83% and 81%, respectively;
•
Revenue units were a record 161, up 35%;
•
Orders and insurance authorizations were received for a record 225 MyoPro units, up 44%;
•
Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, was a record 316 units as of September 30, 2024, up 71%;
•
A record 645 new candidates were added to the patient pipeline, up 69%;
•
There were 1,263 MyoPro candidates in the patient pipeline as of September 30, 2024, up 21%;
•
Gross margin was 75.4%, up 670 basis points, with gross margin on product revenues up 700 basis points;
•
Cost per pipeline add was $1,618, down 25%; and
•
The Company launched its orthotics and prosthetics ("O&P") channel program at the American Orthotic and Prosthetic Association (AOPA) National Assembly in September, and began training O&P clinics to provide the MyoPro to their patients.

Management Commentary

“Myomo delivered a second consecutive quarter of record financial and operating results as we emphasized outreach and education to the Medicare population regarding the benefits of the MyoPro, as well as an unwavering commitment to efficiency, quality and improving patient outcomes across our organization", said Paul R. Gudonis, Myomo's chairman and chief executive officer. "Our focus has been on accelerating revenue growth though our direct provider sales channel and laying the groundwork for growth in the O&P channel in 2025 and beyond. Demonstrable progress was made on both of these areas during the third quarter."

Financial Results

	For the Three Months Ended September 30,		Period- to-Period Change		For the Nine Months Ended September 30,		Period- to-Period Change
	2024	2023	$	%	2024	2023	$	%
Product revenue	$9,207,586	$5,029,523	$4,178,063	83%	$20,482,742	$12,719,855	$7,762,887	61%
License revenue	—	50,000	(50,000)	(100)%	—	1,764,920	(1,764,920)	(100)%
Total revenue	9,207,586	5,079,523	4,128,063	81%	20,482,742	14,484,775	5,997,967	41%
Cost of revenue	2,262,031	1,590,675	671,356	42%	5,912,632	4,407,270	1,505,362	34%
Gross profit	$6,945,555	$3,488,848	$3,456,707	99%	$14,570,110	$10,077,505	$4,492,605	45%
Gross margin %	75.4%	68.7%		6.7%	71.1%	69.6%		1.5%

Revenue for the third quarter of 2024 was $9.2 million, up 81% compared with the third quarter of 2023. Product revenue increased 83% compared with the same period a year ago, driven by growth in revenue units and by a higher average selling price ("ASP"). Myomo recognized revenue on 161 MyoPro units in the third quarter of 2024, up 35% over the same quarter a year ago. ASP was approximately $57,200 in the third quarter, up 35%. A portion of the increase in ASP reflects payments from supplemental insurance payers on revenue units recognized in a prior period. Excluding these payments, ASP was approximately $52,700, up 23%. Effective July 1, 2024, revenue for Medicare Part B patients is being recognized at the time of product delivery for the amount expected to be paid for each patient. Revenue from patients with Medicare Part B represented 55% of revenue in the third quarter. Year-to-date revenue was $20.5 million, up 41% compared with the same period a year ago. Year-to-date product revenue was up 61% compared with the first nine months of 2023.

Gross margin for the third quarter of 2024 was 75.4%, compared with 68.7% for the third quarter of 2023. The increase was driven primarily by a higher ASP. Gross margin on product revenues for the third quarter of 2023 was 68.4%. Year-to-date gross margin was 71.1% compared with 69.6% for the same period a year ago. Gross margin on product revenue for the first nine months of 2023 was 65.4%.

Operating expenses for the third quarter of 2024 were $7.9 million, an increase of 43% compared with the third quarter of 2023. The increase was driven primarily by higher payroll expense due to additional headcount to support the Company's engineering efforts, as well as the addition of field clinical and reimbursement capacity and incentive compensation accruals. Advertising costs of $1.0 million were up 23% over the third quarter of 2023. Cost per pipeline add was $1,618, a decrease of 25% compared with the third quarter of 2023. Year-to-date operating expenses were $20.5 million, an increase of 29% compared with the same period a year ago.

Operating loss for the third quarter of 2024 was $1.0 million, compared with $2.0 million for the third quarter of 2023. Net loss for the third quarter of 2024 was $1.0 million, or $0.03 per share, compared with a net loss of $2.0 million, or $0.06 per share, for the third quarter of 2023. Year-to-date operating loss was $6.0 million, compared with an operating loss of $5.8 million for the same period a year ago. Year-to-date net loss was $5.9 million, or $0.16 per share, compared with a net loss of $5.7 million, or $0.21 per share, for the same period a year ago.

Adjusted EBITDA for the third quarter of 2024 was $(0.6) million, compared with $(1.7) million for the third quarter of 2023. Year-to-date Adjusted EBITDA was $(5.3) million, compared with $(4.9) million for the same period a year ago. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Operations Update

The patient pipeline was 1,263 patients as of September 30, 2024, compared with 1,046 as of September 30, 2023, an increase of 21%. A record 645 patients were added to the pipeline during the third quarter of 2024, an increase of 69% compared with the same period a year ago. The Company generated a record 225 authorizations and orders in the third quarter of 2024, an increase of 44% compared with the same period a year ago. As a result, backlog was a record 316 patients as of September 30, 2024, an increase of 71% compared with September 30, 2023.

Cash Position

Cash, cash equivalents and restricted cash as of September 30, 2024 were $7.0 million. Cash used in operating activities was $1.5 million for the third quarter of 2024, compared with $1.7 million for the third quarter of 2023. Cash used in operating activities in the third quarter of 2024 was impacted by a payment delay during the last two to three weeks of the quarter from the Centers for Medicare & Medicaid Services ("CMS") due to a transition from check payments to electronic funds transfer, which is expected to speed up payments going forward. The delayed payments were subsequently received in October.

Business Outlook

“We are positioned to deliver sequential revenue growth in the fourth quarter due to the strength of our backlog," added Mr. Gudonis. "As a result, we expect fourth quarter revenue to be in the range of $9.5 million to $10.5 million, resulting in full year revenue of $30 million to $31 million, up from our previous guidance of $28 million to $30 million."

"We believe our objective of reaching operating cash flow breakeven in the fourth quarter is achievable. We also expect to approach Adjusted EBITDA breakeven in the fourth quarter. We expect a moderation in cash used to fund growth in working capital, as we collected in the fourth quarter the Medicare payments that were delayed from the third quarter," said David Henry, Myomo's chief financial officer. "Moderation in the growth of working capital in the fourth quarter is predicated on minimizing growth in days sales outstanding and receipt of a contractual reimbursement from the landlord for initial costs associated with the lease on our new facility."

Conference Call and Webcast

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call at this link. Callers who pre-register will receive a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until November 20, 2024 at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (International), with passcode 3377340.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense and loss on equity investment. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for fourth quarter and full year 2024 revenue, as well as expectations regarding achieving operating cash flow breakeven and approaching Adjusted EBITDA breakeven in the fourth quarter of 2024, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•
our ability to obtain sufficient reimbursement from third-party payers for our products;
•
our ability to navigate factors both within and outside our control to grow revenues sufficiently to achieve operating cash flow breakeven on a quarterly basis;
•
our revenue concentration with Medicare and with a particular insurance payer as a result of focusing our efforts on patients with insurers who have previously reimbursed for the MyoPro;
•
our ability to continue normal operations and patient interactions without supply chain disruption in order to deliver and fit our custom-fabricated devices;
•
our marketing and commercialization efforts;
•
our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;
•
our ability to obtain and maintain our strategic collaborations and to realize the intended results of such collaborations;
•
our ability to effectively execute our business plan and scale up our operations;
•
our expectations as to our product development programs, including improving our existing products and developing new products;
•
our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our products;
•
our expectations as to our clinical research program and clinical results;
•
our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;
•
our ability to gain and maintain regulatory approvals;
•
our ability to compete and succeed in a highly competitive and evolving industry; and
•
general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

Alliance Advisors IR

kgolodetz@allianceadvisors.com

212-838-3777

(Tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months ended		For the Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue
Product revenue	$9,207,586	$5,029,523	$20,482,742	$12,719,855
License revenue	—	50,000	—	1,764,920
	9,207,586	5,079,523	20,482,742	14,484,775

Cost of revenue	2,262,031	1,590,675	5,912,632	4,407,270
Gross profit	6,945,555	3,488,848	14,570,110	10,077,505
Operating expenses:
Research and development	1,248,870	717,256	3,212,309	1,758,480
Selling, clinical and marketing	3,401,182	2,387,090	8,540,161	6,689,578
General and administrative	3,253,056	2,408,871	8,779,024	7,427,818
	7,903,108	5,513,217	20,531,494	15,875,876

Loss from operations	(957,553)	(2,024,369)	(5,961,384)	(5,798,371)

Other (income) expense, net
Interest income, net	(76,020)	(112,300)	(318,555)	(302,053)
Other expense, net	—	467	—	6,098
Loss on equity investment	—	70,124	—	99,840
	(76,020)	(41,709)	(318,555)	(196,115)
Loss before income taxes	(881,533)	(1,982,660)	(5,642,829)	(5,602,256)
Income tax expense	84,876	46,356	280,819	85,204
Net loss	$(966,409)	$(2,029,016)	$(5,923,648)	$(5,687,461)

Weighted average number of common shares outstanding:
Basic and diluted	37,950,515	35,266,361	37,359,366	27,537,357
Net loss per share attributable to common stockholders
Basic and diluted	$(0.03)	$(0.06)	$(0.16)	$(0.21)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2024	2023
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,622,675	$6,871,306
Short-term investments	—	1,994,662
Accounts receivable, net	3,729,387	2,382,658
Inventories, net	3,383,513	1,803,507
Prepaid expenses and other current assets	968,569	598,850
Total Current Assets	14,704,144	13,650,983
Restricted cash	375,000	—
Operating lease assets with right of use	466,962	663,554
Equipment, net	561,325	175,794
Other assets	205,440	91,237
Total Assets	$16,312,871	$14,581,568
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	6,448,076	4,885,944
Current operating lease liability	205,464	486,143
Income taxes payable	305,861	96,461
Deferred revenue	31,971	8,510
Total Current Liabilities	6,991,372	5,477,058
Non-current operating lease liability	29,165	115,160
Total Liabilities	7,020,537	5,592,218
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	3,026	2,715
Additional paid-in capital	111,754,495	105,840,239
Accumulated other comprehensive income	395,734	83,669
Accumulated deficit	(102,854,457)	(96,930,809)
Treasury stock, at cost	(6,464)	(6,464)
Total Stockholders’ Equity	9,292,334	8,989,350
Total Liabilities and Stockholders’ Equity	$16,312,871	$14,581,568

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

For the Nine Months Ended September 30,	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,923,648)	$(5,687,461)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	114,346	136,416
Stock-based compensation	552,580	781,513
Accretion of discount on short-term investments	(108,999)	—
Credit losses	5,257	12,626
Loss on equity investment	—	99,840
Amortization of right-of-use assets	196,592	301,053
Other non-cash charges	84,180	(49,271)
Changes in operating assets and liabilities:
Accounts receivable	(1,116,352)	(625,596)
Inventories	(1,573,193)	(90,100)
Prepaid expenses and other current assets	(614,951)	(439,584)
Other assets	(16,640)	19,797
Accounts payable and accrued expenses	1,895,795	2,141,978
Income taxes payable	202,137	(74,944)
Operating lease liabilities	(366,675)	(352,820)
Deferred revenue	23,460	9,533
Net cash used in operating activities	(6,655,632)	(3,817,020)
CASH USED IN INVESTING ACTIVITIES	1,613,180	(4,324,017)
CASH PROVIDED BY FINANCING ACTIVITIES	5,162,409	9,713,426
Effect of foreign exchange rate changes on cash	6,412	(6,610)

'Net (decrease) increase in cash and cash equivalents and restricted cash	126,369	1,565,780

Cash, cash equivalents and restricted cash, beginning of period	6,871,306	5,345,967

Cash, cash equivalents and restricted cash, end of period	$6,997,675	$6,911,747

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
GAAP net loss	$(966,409)	$(2,029,016)	$(5,923,648)	$(5,687,461)
Adjustments to reconcile to Adjusted EBITDA:
Interest income	(76,020)	(112,300)	(318,555)	(302,053)
Depreciation expense	48,682	35,794	114,346	136,416
Stock-based compensation	324,185	330,394	552,580	781,513
Loss on investment in minority interest	—	70,124	—	99,840
Income tax expense	84,876	46,356	280,819	85,204
Adjusted EBITDA	$(584,686)	$(1,658,648)	$(5,294,458)	$(4,886,541)

# # #